EXHIBIT 99.1


                               [SUNBEAM LOGO]


FOR IMMEDIATE RELEASE

          SUNBEAM CORPORATION ACQUIRES CONTROLLING INTEREST
                        IN THE COLEMAN COMPANY, INC.

         DELRAY BEACH, Fla. - (BUSINESS WIRE) - March 30, 1998 - Sunbeam Corporation (NYSE:SOC) announced today that it has completed its acquisition of an 82% interest in The Coleman Company, Inc., from MacAndrews & Forbes Holdings, a New York based company owned by financier Ronald O. Perelman. As a result of this transaction, Mr. Perelman's company now holds approximately 13% of Sunbeam's outstanding stock.

         Sunbeam plans to complete its acquisition of the remaining publicly held shares of Coleman through a merger transaction expected to be completed in the second quarter.

         Albert J. Dunlap, Sunbeam's Chairman and Chief Executive Officer, stated, "This morning we acquired a controlling interest in The Coleman Company and have installed our own management team. Coleman is the worldwide leader in outdoor camping and recreation with powerful brands such as Coleman (R), Powermate (R), Eastpak (R) and Campingaz (R), which we will quickly assimilate into our company. We will also accelerate our growth overseas using Coleman's strong distribution in Europe and Japan to sell Sunbeam (R) and Oster (R) products." Since the announcement of this acquisition on March 2, 1998, Sunbeam has had a team at Coleman working on transition and restructuring plans. Mr. Dunlap added, "Coleman reminds me of Sunbeam 18 months ago. They have an inflated cost structure with too many facilities and headquarters. Their management team's efforts to restructure the Company have not proven effective. Our much more aggressive approach to restructure and grow the Company will be successful where past efforts have not succeeded. Throughout the remainder of 1998 we will implement our plans to consolidate the business of Coleman into Sunbeam. We expect the resulting synergies, cost savings and opportunities to expand our lines of business will create meaningful EPS accretion in 1999."

         Cautionary Statements - Statements contained in this press release, including statements relating to the Company's expectations regarding anticipated performance in the future, are "forward looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the Company's statements in this release regarding its expectations, goals, or projected results, due to various factors, including those set forth in the Company's Cautionary Statements contained in its Form 10-K for the period ended December 28, 1997, filed with the Securities and Exchange Commission.

         Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of brand name consumer products. The Company's Sunbeam(R), Oster(R) and Grillmaster(R) brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.

                                # # #

      Contact:    Investors               Media
                  Rich Goudis             Mari Hope
                  Sunbeam Corporation     Hill & Knowlton
                  (561) 243-2142          (212) 885-0339